                                                                   Exhibit 3.26b

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                             REDI-MIX CONCRETE, L.P.

                             DATE: NOVEMBER 17, 2003

                                   ----------

THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO PARTNERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES
LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. A PARTNERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF
ARTICLE V OF THIS AGREEMENT ARE SATISFIED.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
I.   FORMATION OF PARTNERSHIP............................................     1
     1.1  Formation......................................................     1
     1.2  Name...........................................................     1
     1.3  Places of Business and Registered Office.......................     1
     1.4  Purpose........................................................     1
     1.5  Title to Partnership Property..................................     1
     1.6  Term...........................................................     1
II.  CAPITALIZATION AND RELATED MATTERS..................................     1
     2.1  Original Capital...............................................     1
     2.2  Additional Funds...............................................     1
     2.3  Capital Accounts...............................................     1
     2.4  Interest on and Return of Capital..............................     1
     2.5  Negative Capital Accounts......................................     2
III. ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS TO THE PARTNERS.....     2
     3.1  Profits, Losses and Distributive Shares of Tax Items...........     2
     3.2  Distribution of Cash Flow......................................     2
IV.  MANAGEMENT OF THE PARTNERSHIP.......................................     2
     4.1  The General Partner............................................     2
     4.2  Limitations on Power and Authority of the General Partner......     2
     4.3  Authority as to Third Persons..................................     3
     4.4  Compensation and Expenses of the General Partner...............     3
     4.5  Limited Partners...............................................     3
     4.6  Partnership Liabilities........................................     3
     4.7  Indemnity......................................................     3
V.   ADMISSION OF NEW LIMITED PARTNERS...................................     4
     5.1  Procedure for Admission........................................     4
VI.  LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP......................     4
     6.1  Dissolution Events.............................................     4
     6.2  Withdrawal of or Transfer by General Partner; Continuation.....     5
     6.3  Method of Liquidation..........................................     5
     6.4  Date of Termination............................................     6
     6.5  Death, Dissolution, Legal Incompetency or Bankruptcy of a
          Limited Partner................................................     6
VII. MISCELLANEOUS.......................................................     7
     7.1  Fiscal Year....................................................     7
     7.2  Records........................................................     7
     7.3  Method of Accounting...........................................     7
     7.4  Notices........................................................     7
     7.5  Amendments; Waivers............................................     7
     7.6  Binding Effect.................................................     7
     7.7  Duplicate Originals............................................     7
     7.8  Construction...................................................     7
     7.9  Governing Law; Jurisdiction....................................     7

     7.10 Other Instruments..............................................     8
     7.11 Legal Construction.............................................     8
     7.12 Gender, Etc....................................................     8
     7.13 Waiver of Partition and Certain Other Rights; Nature of
          Interests in the Partnership...................................     8
     7.14 Partner Approvals..............................................     8
     7.15 Partner Meetings...............................................     8
     7.16 Creditors Not Benefited........................................     9

Exhibit A Definitions

                           I. FORMATION OF PARTNERSHIP

     1.1 Formation. The Partners form a limited partnership under the Act, effective as of the date listed on the cover page of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed thereto in Exhibit A.

     1.2 Name. The name of the Partnership is on the cover page to this Agreement. The General Partner may change the name of the Partnership from time to time. The General Partner also may adopt one or more fictitious names for use by the Partnership.

     1.3 Places of Business and Registered Office. The principal office of the Partnership is at 1445 MacArthur Drive, #136, Carrollton, TX 75007. John C. Miller is the initial registered agent for the Partnership and the registered address of the Partnership is at 1445 MacArthur Drive, #136, Carrollton, TX 75007. The General Partner may change the principal or registered office or registered agent of the Partnership from time to time. The General Partner may establish, maintain and abandon one or more additional places of business for the Partnership.

     1.4 Purpose. The purpose of the Partnership is to conduct any activity permitted by law, any of which will be permitted regardless of whether any Partner or Affiliate has a direct or indirect interest in the activity.

     1.5 Title to Partnership Property. Property may be acquired in the name of the Partnership or in the name of an agent or nominee on terms and conditions the General Partner deems appropriate.

     1.6 Term. The term of the Partnership will continue until 99 years from the effective date of the formation of the Partnership, subject to earlier termination under Article VI.

                     II. CAPITALIZATION AND RELATED MATTERS

     2.1 Original Capital. The original capital of the Partnership will consist of cash contributions to be made by the Partners in the respective amounts set forth opposite their signatures on the signature page of this Agreement. Each Partner agrees to make the capital contribution required under this Section 2.1(a), which will be due upon call by the General Partner. The initial Percentage Interest of each Partner is set forth opposite its signature on the signature page of this Agreement.

     2.2 Additional Funds. No Partner will have any obligation to advance any additional funds to the Partnership (either as a loan or capital contribution) other than as expressly set forth in Section 2.1.

     2.3 Capital Accounts. A separate capital account will be maintained for each Partner in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as interpreted by the General Partner.

     2.4 Interest on and Return of Capital. No Partner will be entitled to any interest on his capital account or on his contributions to the capital of the Partnership. Except as expressly provided in this Agreement, no Partner will have the right to demand or receive the return of all or any part of his capital or to receive property other than cash from the Partnership.

     2.5 Negative Capital Accounts. No Partner will be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in the Partner's capital account.

      III. ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS TO THE PARTNERS

     3.1 Profits, Losses and Distributive Shares of Tax Items. Profits and losses of the Partnership for any fiscal year will be determined in accordance with the requirements of the Code and the Treasury Regulations promulgated thereunder as interpreted by the General Partner and shall be allocated to the Partners in accordance with their respective Percentage Interests.

     3.2 Distribution of Cash Flow. Subject to Section 6.3, after establishing cash reserves (1) required by any loan agreements or similar arrangements to which the Partnership is subject, and/or (2) necessary to satisfy contingencies reasonably anticipated for, or associated with, the Partnership's business, any remaining available cash or other property of the Partnership as determined by the General Partner will be distributed at such time or times, determined by the General Partner, to the Partners in accordance with their respective Percentage Interests.

                       IV. MANAGEMENT OF THE PARTNERSHIP.

     4.1 The General Partner. The business and affairs of the Partnership will be managed by the General Partner. Except as otherwise expressly provided in
Section 4.2 of this Agreement, all determinations relating to the business and affairs of the Partnership (including without limitation all decisions required or permitted to be made by the Partnership as a participant in any other Partnership in which it may have an interest) will be made by the General Partner in its sole discretion and will not give rise to any right or claim by any Partner or the Partnership unless made in violation of an express provision of this Agreement. The General Partner will have complete authority to take, in its own name or in the name of the Partnership, any action that the General Partner determines to be appropriate under this Agreement or for the conduct of the business of the Partnership. All decisions and actions taken by the General Partner under the authority of this Section 4.1 will be binding upon all of the Partners and the Partnership. The General Partner will not be liable or accountable, in damages or otherwise, to the Partnership or to any other Partner for anything it may do or refrain from doing, except in the case of its willful breach of a material provision of this Agreement or gross negligence in connection with the business and affairs of the Partnership.

     4.2 Limitations on Power and Authority of the General Partner. Anything in this Agreement to the contrary notwithstanding, the General Partner will not have the authority to do any of the following:

          (a) Any act in contravention of this Agreement;

          (b) Any act which would make it impossible to carry on the ordinary business of the Partnership, including the Transfer of all or substantially all of the assets of the

     Partnership in a single transaction or in a series of transactions constituting components of a larger transaction;

          (c) Confess a judgment against the Partnership except in connection with the settlement of an action or proceeding;

          (d) Execute or deliver any general assignment for the benefit of creditors of the Partnership;

          (e) Commence (as the debtor) a case in bankruptcy, or commence (as the debtor) any proceeding under any other insolvency law, or permit or consent to any such proceeding to be commenced against the Partnership or to remain undismissed for a period of more than five (5) days; or

          (f) Possess property of the Partnership or assign the Partnership's rights in specific property for other than Partnership purposes.

     4.3 Authority as to Third Persons. Notwithstanding Sections 4.1 and 4.2, the signed statement of the General Partner reciting the authority or the necessary approval of the General Partner for any action, as to any third Person, will be conclusive evidence of the authority of the General Partner to take that action. Each Partner will promptly execute instruments determined by the General Partner to be appropriate to evidence the authority of the General Partner to consummate any transaction permitted by this Agreement.

     4.4 Compensation and Expenses of the General Partner. The General Partner will not receive any compensation from the Partnership for serving as General Partner, but all expenses incurred by, or allocated by any Partner or Affiliate to, the General Partner in connection with its service as General Partner will be paid or promptly reimbursed by the Partnership.

     4.5 Limited Partners. The Limited Partners, in their capacities as Limited Partners, may not act for or bind the Partnership and may not participate in the general management, conduct or control of the Partnership's business or affairs. Nothing contained in this Section 4.5 will prohibit any Limited Partner or any partner, shareholder, owner, officer, director, employee, agent or authorized representative thereof from acting as an officer, director, employee, agent or other representative of any General Partner.

     4.6 Partnership Liabilities. The General Partner will have no liability for the return of the Partners' capital contributions. All liabilities of the Partnership, including without limitation indemnity obligations under Section 4.7, will be liabilities of the Partnership as an entity, and will be paid or satisfied from Partnership assets. No liability of the Partnership will be payable in whole or in part by any Partner in his capacity as a Partner (other than the General Partner and then only in its capacity as such, as determined by a nonappealable order of a court of competent jurisdiction and subject to
Section 4.7) or by any partner, shareholder, director, officer, agent or advisor of any Partner or Affiliate.

     4.7 Indemnity. Subject to the limitations contained in Article 11 of the Act, the Partnership to the extent of its assets legally available for that purpose, will indemnify and hold harmless the Partners and any partner, member, shareholder, director, officer, agent, Affiliate and professional or other advisor of any of them (collectively, the "Indemnified Persons"), from and against any and all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Partnership (INCLUDING ANY LOSS, DAMAGE, EXPENSE OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY OR SIMPLE NEGLIGENCE, AS OPPOSED TO GROSS NEGLIGENCE, OF THE INDEMNIFIED PERSON), except to the extent that the loss, damage, expense or liability results primarily from the Indemnified Person's gross negligence or willful breach of a material provision of this Agreement which in either event causes actual, material damage to the Partnership.

                      V. ADMISSION OF NEW LIMITED PARTNERS

     5.1 Procedure for Admission.

          (a) General. No Person will have title to any interest in the Partnership until he (i) has executed and delivered all documents deemed appropriate by the General Partner to reflect his admission to the Partnership and his agreement to be bound by this Agreement and (ii) has paid all expenses connected with his admission. Any purported Transfer or Encumbrance will be ineffective until the Transferor and his Transferee furnish to the Partnership the instruments and assurances the General Partner may request, including without limitation, if requested, an opinion of counsel satisfactory to the General Partner that the interest in the Partnership being Transferred or Encumbered has been registered or is exempt from registration under the Securities Act and all applicable securities laws.

          (b) Effect of Transfers. Upon an effective Transfer of ownership of all or any part of a Limited Partner's interest in the Partnership, the Partnership will continue and, upon compliance with the provisions of this
     Section 5.1, the Transferee of the interest, if the Transferee is not already a Limited Partner, will be admitted to the Partnership as a Limited Partner or, if the Transferee is already a Limited Partner, will continue as a Limited Partner with an additional Percentage Interest reflecting the Transfer.

               VI. LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP

     6.1 Dissolution Events. The Partnership will be dissolved upon the happening of any of the following events:

          (a) All or substantially all of the assets of the Partnership, including its Cash Items, are sold or distributed to the Partners;

          (b) A document is signed by all Partners which states their election to dissolve the Partnership;

          (c) Any withdrawal from the Partnership by the General Partner; or

          (d) The expiration of the term of the Partnership (as set forth in Section 1.6).

     6.2 Withdrawal of or Transfer by General Partner; Continuation.

          (a) The General Partner may not voluntarily or involuntarily Transfer, or create or suffer to exist any Encumbrance against, all or any part of its record or beneficial interest in the Partnership or voluntarily dissolve itself or voluntarily cause its own dissolution or withdraw from the Partnership except with prior written Partner Consent.

          (b) Subject to Section 6.2(c), in the event of the bankruptcy, dissolution, termination, removal or withdrawal (notwithstanding that such is in contravention of Section 6.2(a) of this Agreement) of the General Partner, the Partnership shall thereupon be dissolved. In such event, the interest of the General Partner shall be converted to a Limited Partner's interest for all purposes, except that it shall not participate in voting on any matter in which the Limited Partners have the right to vote.

          (c) In the event the Partnership is dissolved pursuant to Section 6.2(b), the business of the Partnership shall be continued if, within thirty (30) days of such bankruptcy, dissolution, termination, removal or withdrawal of the General Partner, the Limited Partners elect by unanimous written action to continue the business of the Partnership and designate one or more Persons (including without limitation any Limited Partner who consents) to be a General Partner of the Partnership, upon terms consented to by all Limited Partners and such General Partner shall have executed and delivered to the Limited Partners written notice of its agreement to be bound by all relevant terms of this Agreement. If the Limited Partners fail to continue the Partnership's business as provided in this Section 6.2(c), the Partnership will be liquidated under Section 6.3.

     6.3 Method of Liquidation.

          (a) Generally. Upon the happening of any of the events specified in
     Section 6.1 and, if applicable, the failure to continue the business of the Partnership under Section 6.2, the General Partner, or in the event dissolution results from the withdrawal or retirement from the Partnership of the General Partner, any liquidating trustee elected by Partner Consent, will commence as promptly as practicable to wind up the Partnership's affairs as promptly as practicable, unless the General Partner or the liquidating trustee (either, the "Liquidator") determines that an immediate liquidation of Partnership assets would cause undue loss to the Partnership, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Partnership may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Partners will continue to share profits and losses from operations during the period of liquidation in the manner set forth in
     Section 3.1; however, any distributions to Partners will be made in accordance with this Section 6.3. The proceeds from liquidation of the Partnership, including repayment of any debts of Partners to the Partnership, and any Partnership assets that are not sold in connection with the liquidation will be applied in the following order of priority:

                    (i) to payment of the debts and satisfaction of the other obligations of the Partnership;

                    (ii) to the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Partnership, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 6.3(a)(iii); then

                    (iii) to the Partners as provided in Section 3.2.

     If the Partnership makes distributions in kind of Partnership property which secures indebtedness, each of the Partners receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for his pro rata share of the indebtedness based on his Percentage Interest, provided that no Partner will be deemed to have assumed any liability on any indebtedness secured by property distributed to any Partner for which the Partner is not liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Partner to other Partners for indebtedness secured by property distributed to him will be limited to the value of his interest in the property. Indebtedness secured by property distributed to Partners in kind need not be discharged out of the proceeds of liquidation of the Partnership. If a disproportionate distribution in kind is made under this paragraph, then each Partner receiving Cash Items as opposed to property will be released from all liability for the indebtedness secured by the Partnership property distributed to other Partners.

          (b) Compliance With Treasury Regulations. It is the intent of the Partners that the allocations provided in Section 3.1 result in the distributions required pursuant to Section 6.3(a) being in accordance with positive capital accounts as provided for in the Treasury Regulations under Code Section 704(b). However, if after giving hypothetical effect to the allocations required by Section 3.1, the capital accounts of the Partners are in such ratios or balances that distributions pursuant to Section 6.3(a) would not be in accordance with the positive capital accounts of the Partners as required by the Treasury Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required by
     Section 6.3(a). Rather, the Liquidator will have the authority to make other allocations of profit and loss, or items of income, gain, loss or deduction among the Partners which, to the extent possible, will result in the capital accounts of each Partner having a balance prior to distribution equal to the amount of distributions to be received by such Partner pursuant to Section 6.3(a).

     6.4 Date of Termination. The Partnership will terminate when all of the cash and property available for application under Section 6.3(a) have been applied in accordance with Section 6.3(a). The establishment of any reserves in accordance with the provisions of Section 6.3(a)(ii) will not extend the term of the Partnership, but any reserve will be distributed in the manner provided in
Section 6.3(a) upon expiration of the period established for the reserve.

     6.5 Death, Dissolution, Legal Incompetency or Bankruptcy of a Limited Partner. The death, dissolution, declaration of legal incompetence, bankruptcy of a Limited Partner or the reorganization, acquisition or merger of a corporation which is a Limited Partner will not dissolve the Partnership. The deceased, dissolved, incompetent, bankrupt, reorganized, acquired or merged Limited Partner's interest in the Partnership will pass to a successor in interest of the Limited Partner, who will succeed to the deceased, dissolved, incompetent, bankrupt, reorganized, acquired or merged Limited Partner's entire interest in the Partnership and will become a Limited Partner of the Partnership with the same Percentage Interest, the same rights to distributions made by the Partnership, the same obligations and the same share of the Partnership's Profits and Losses as the deceased, dissolved, incompetent, bankrupt, reorganized, acquired or merged Limited Partner.

                               VII. MISCELLANEOUS

     7.1 Fiscal Year. The fiscal year of the Partnership will end on the last day of December of each year, unless another fiscal year-end is selected by the General Partner.

     7.2 Records. The records of the Partnership will be maintained at the principal place of business of the General Partner or at any other location selected by the General Partner.

     7.3 Method of Accounting. The Partnership records will be maintained, and its profits and losses will be accounted for, in accordance with the method of accounting adopted by the General Partner.

     7.4 Notices. Any notice or other communication required by this Agreement must be in writing. Notices and other communications will be deemed to have been given when delivered by hand or dispatched by telegraph, telex or other means of electronic facsimile transmission, or three business days after being deposited in the United States mail (registered or certified), postage prepaid, addressed to the Partner to whom the notice is intended to be given at his address set forth on the signature page of this Agreement or, in the case of the Partnership, to its principal place of business provided for in Section 1.3. A Person may change his notice address by notice in writing to the Partnership and to each other Partner given under this Section 7.4.

     7.5 Amendments; Waivers. No amendment of this Agreement will be valid or binding upon the Partners, nor will any waiver of any term of this Agreement be effective unless in writing and signed by all of the Partners.

     7.6 Binding Effect. Subject to Section 7.16, this Agreement will inure to the benefit of and will be binding upon the Partners, their legal representatives, permitted Transferees, heirs, administrators, successors and assigns.

     7.7 Duplicate Originals. Any number of counterparts of this Agreement may be executed. Each counterpart will be deemed to be an original instrument and all counterparts taken together will constitute one agreement.

     7.8 Construction. The titles of the Articles and Sections in this Agreement have been inserted as a matter of convenience of reference only and do not affect the meaning or construction of any of the provisions in this Agreement.

     7.9 Governing Law; Jurisdiction. This Agreement is to be performed in Dallas County, Texas and governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.

     7.10 Other Instruments. The Partners will execute other instruments and agreements that the General Partner determines to be appropriate to carry out this Agreement or any provision of this Agreement.

     7.11 Legal Construction. In case any one or more of the provisions contained in this Agreement for any reason is held to be invalid or unenforceable, the invalidity or unenforceability will not affect any other provision of this Agreement, which will be construed as if the invalid or unenforceable provision had not been contained in this Agreement and, in lieu of each invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the invalid or unenforceable provision as may be possible and be valid and enforceable.

     7.12 Gender, Etc. Words used in this Agreement in any gender will be deemed to include the masculine, feminine or neuter gender; singular words will include the plural and plural words will include the singular; and the word "or" will be disjunctive but not necessarily exclusive, unless the context otherwise requires.

     7.13 Waiver of Partition and Certain Other Rights; Nature of Interests in the Partnership. Each of the Partners irrevocably waives any right or power that he might have:

          (a) To cause the Partnership or any of its assets to be partitioned;

          (b) To cause the appointment of a receiver for all or any portion of the assets of the Partnership;

          (c) To compel any sale of all or any portion of the assets of the Partnership; and

          (d) To file a complaint, or to institute any proceeding at law or in equity, to cause the dissolution or liquidation of the Partnership.

Each of the Partners has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 7.13 and without those waivers no Partner would have entered into this Agreement. No Partner has any interest in specific Partnership property. The interests of all Partners in the Partnership are personal property.

     7.14 Partner Approvals. Written approvals by Partners may be given in lieu of a meeting of Partners. A written approval may be in one or more instruments each of which may be signed by one or more Partners. A written approval need not be signed by all Partners or by all Partners of the class of Partners whose approval is required unless the approval of all Partners or all Partners of the class in question is required, but notice shall be given to all Partners of action proposed to be taken by written action, or an approval given by written action.

     7.15 Partner Meetings. Meetings of Partners or a class of Partners may be held on such terms, and after such notice, as the General Partner may establish. Notice of a meeting of Partners must be given to all Partners entitled to vote at the meeting at least five days before the date of the meeting.

     7.16 Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of (i) the Partnership or (ii) a Partner. No creditor of the Partnership or a Partner will be entitled to require the General Partner to solicit or accept any loan or additional capital contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.

                           [Signature page to follow.]

SIGNATURE PAGE

                                GENERAL PARTNER:

     Signature, Name and Address        Amount of Contribution   Initial Percentage Interest
     ---------------------------        ----------------------   ---------------------------
Redi-Mix GP, LLC                                 $1.00                        1%
a Texas Limited Liability Company


By:
    ---------------------------------
    Bill C. Mabry, Sole Manager

Address: 1445 MacArthur Drive, #136,
         Carrollton, TX 75007

                                LIMITED PARTNERS:

     Signature, Name and Address        Amount of Contribution   Initial Percentage Interest
     ---------------------------        ----------------------   ---------------------------
Redi-Mix L.P.,                                 $ 999.00                       99%
a Texas Limited Partnership

By: Redi-Mix Management, Inc.,
    its General Partner


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

Address: 1445 MacArthur Drive, #136
         Carrollton, TX 75007

                   Total All Partners          $1,000.00                     100%

                                    EXHIBIT A

                                   DEFINITIONS

     Defined Terms. As used in this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

          "Act" means the Texas Revised Limited Partnership Act, as amended from time to time.

          "Affiliate" means, as to any Person: (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a director, officer, general partner, manager or trustee (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, "control" of any Person shall mean the power, direct or indirect: (i) to vote or direct the voting of five percent (5%) or more of the securities having ordinary voting power for the election of directors or managers of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement" means this Agreement of Limited Partnership.

          "Cash Items" means securities and cash and cash equivalent items.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to sections of the Code include successor provisions to those sections.

          "Encumbrance" means any lien, pledge, encumbrance, collateral assignment or hypothecation.

          "General Partner" means the Person identified as a General Partner on the signature page to this Agreement and any successor, assign, substitution or replacement thereof in accordance with this Agreement.

          "Indemnified Persons" has the meaning assigned to it in Section 4.7.

          "Limited Partner" means a Person identified as Limited Partner on the signature page to this Agreement and any successor, assign, substitution or replacement thereof in accordance with this Agreement.

          "Liquidator" has the meaning assigned to it in Section 6.3(a).

          "Partner Consent" means the consent of 100% of the Percentage Interests held by the Limited Partner.

          "Partners" means the General Partner and the Limited Partner.

          "Partnership" means the partnership formed under this Agreement.


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          "Percentage Interest" means the interest of a Partner stated on the signature page of this Agreement, expressed as a percentage of the whole.

          "Person" means an individual or an entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" means, as to any Person, a corporation, partnership, joint venture or other legal entity of which such Person owns or controls, directly or indirectly, an equity interest sufficient to elect a majority of the board of directors or managers (or similar controlling body) of such entity or sufficient to otherwise control the operations of such entity.

          "Transfer" means to sell, assign, transfer, lease or otherwise dispose of property, including, without limitation, an interest in the Partnership.


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